EXHIBIT 99

Date: April 29, 2004

Contact: Christopher M. Jakubik, Vice President, Corporate Investor Relations, (617) 421-7968
              Eric A. Kraus, Vice President, Corporate Communications, (617) 421-7194

GILLETTE REPORTS RECORD FIRST-QUARTER PERFORMANCE

        Boston -- The Gillette Company today reported record first-quarter net sales, net income and diluted net income per common share with the strong sell-in of new products, the ongoing strength of existing products, favorable currency impact, increased overhead cost savings and manufacturing productivity all contributing to the new level of performance.

         Net sales for the quarter ended March 31 rose 13 percent to $2.24 billion from $1.97 billion in the first quarter last year, with notable strength in Latin America, Russia, Turkey and Eastern Europe. Favorable foreign exchange, in Europe and to a lesser extent in Asia, contributed 7 percentage points to the net sales gain.

         Profit from operations for the quarter increased 46 percent to $556 million from $380 million last year. The combination of strength in higher-margin premium products across all major product lines, plus strong manufacturing productivity and overhead cost reductions, drove the significant profit gains.

         Net income for the quarter rose 43 percent to $376 million from $263 million last year, driven by the strong operating results as well as a lower effective tax rate, which decreased 1 percentage point to 29 percent.

         Diluted net income per common share rose to a record first-quarter high of 37 cents, up 48 percent from 25 cents a year ago.

         “The optimism that I previously expressed is reflected in our first-quarter results,” said James M. Kilts, chairman, president and chief executive officer. “All the pieces are coming together. We have the ongoing strength of our existing products and great trade acceptance of our new products driven by world-class marketing programs; we have increased manufacturing productivity and cost savings resulting from two years of focus on the fundamentals of the business; and we have high growth in key international markets.”

         Mr. Kilts said that Gillette anticipates continued momentum in the second quarter, driven by the sell-in of M3Power, its premium micro-power wet shaving system, and several new oral care and personal care products, followed by moderating growth in the second half as shipments drop below consumption.

         Mr. Kilts said that the battery category continues to be challenging. “While Duracell maintained dollar share for the quarter, the dynamics of the category are still unstable. We will continue our focus on building the equity of our premium Duracell brand. However, we also will continue to adjust our efforts, account by account, to maintain our competitive position. Time will tell if these tactical adjustments will be enough to achieve our objectives.”

Results by business segment follow.

  Blades and Razors net sales of $1.04 billion for the first quarter climbed 16 percent, including an 8 percent increase from foreign exchange. Profit from operations of $417 million was up 26 percent, compared with a year ago. These results reflected strong consumer sales gains and increased retail demand for new products. Coming to market in the first quarter were Venus Divine, the latest innovation in female shaving; the Sensor3 shaving system, a superior three-bladed system for current users of the two-bladed Sensor; and Prestobarba Excel, a new top-of-the-line disposable for the Latin American market. Sales gains were strong in all regions, fueled in part by improving demand in Latin America and ongoing strength in Russia and India. Despite increased competitive activity during the quarter, Gillette’s global blade value share was unchanged versus a year ago at 72.8 percent. Global razor volume increased 5 percent, with both the Mach3 and Venus franchises growing 10 percent.

  Mach3Turbo achieved an 11 percent value share of the global blade category, double that of a year ago, and helped grow the Mach3 franchise share by 2.5 percentage points to 30 percent. In Latin America, Gillette’s blade value share increased for the second consecutive quarter, and helped increase Gillette’s global value share of disposables 1 percentage point to 54 percent. The quarter’s improved profit was due to strong sales growth, driven by a strong double-digit percentage increase in advertising, and an ongoing shift in mix to premium products in all regions. During the second quarter, the Company expects momentum to continue as M3Power is introduced throughout North America.

  Duracell net sales of $414 million for the quarter rose 8 percent, resulting from favorable foreign exchange of 6 percent, the acquisition of the Nanfu battery business in China and the positive effect of lower trade and consumer spending. Profit from operations of $74 million nearly doubled from the prior year, reflecting manufacturing efficiencies and overhead cost reductions. Duracell’s value share in the U.S. remained stable versus the prior year, in part due to stepped up advertising spending and improved marketing programs, and despite significant promotional activity by low-price and private-label brands. U.S. category sales declined from a year ago, when they had been up sharply as a result of homeland security concerns and incremental military sales. Europe, Latin America and AMEE (Africa, Middle East and Eastern Europe) all reported solid sales increases in this year’s first quarter due to strong category growth.

  Oral Care net sales of $315 million for the quarter climbed 7 percent, due to the favorable effects of foreign exchange. Sales were tempered by unmatched pipeline sales of the CrossAction Vitalizer manual brush and the CrossAction Power battery brush, which were launched in North America during the first quarter of 2003. Profit from operations of $55 million was 13 percent higher than the prior year. Oral-B’s leading global value share of total brushing increased 1.3 percentage points to 34.2 percent, the largest share gain among global manufacturers. In the U.S., Oral-B’s value share of total brushing increased by 2 percentage points to 37.7 percent, with particular strength in the battery segment, where CrossAction Power drove Oral-B’s value share up 10.9 percentage points to 25.5 percent.

  Profit performance reflected higher sales and significantly improved product mix, which was partially offset by a strong double-digit increase in advertising.

  Braun net sales of $259 million for the quarter grew 21 percent, including a 10 percent gain from foreign exchange. Profit from operations of $21 million was up from a $6 million loss reported the prior year. Sales growth reflected strong performance in the AMEE region, particularly in Russia and Turkey, as well as a favorable mix of higher-margin male shavers and higher-priced household appliances. Braun shavers continued to gain value share in most key markets, despite weak consumer offtake and price discounting by competitors. Braun’s best-selling Syncro shaver drove a 1 percentage point gain in U.S. value share to 22.4 percent. Profit in the quarter was driven by favorable mix of higher-margin products, particularly male shavers and female epilators, tempered somewhat by currency-related increases in European-based manufacturing costs.

  Personal Care net sales of $210 million for the quarter were up 14 percent, including a 7 percent gain from foreign exchange. Profit from operations of $13 million was up substantially from a break-even level the year before. Sales gains were driven by strong shave preparations performance in all regions, the successful restaging of Soft & Dri antiperspirants, the launch of Gillette Complete Skin Care in North America, as well as the new side-actuated Right Guard Cool Spray in Europe. In addition, Gillette increased its value share of shave preparations in Europe by 3 percentage points to 37 percent. Profit growth was fueled by the success of new products, ongoing manufacturing savings, and lower overhead costs.

  Net interest expense was slightly lower in the quarter. In addition, there was a non-cash charge of $16 million for the write-off of translation adjustment balances related to the liquidation of certain foreign subsidiaries.

  Capital expenditures, at $91 million in the first quarter, were up from $48 million a year ago.

  The Company’s strong operating performance led to $432 million in free cash flow* in the first quarter of 2004. The Company repurchased 5 million shares during the first quarter, at a cost of $188 million.

# # #

* Free cash flow, defined as net cash provided by operating activities net of additions to and disposals of property, plant and equipment, is analyzed by the Company as a measure of its liquidity, as well as its ability to fund future growth and to provide a return to shareholders. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

This release contains “forward-looking statements” about the Company’s future performance. There are, however, a number of factors that can affect the Company’s future prospects and progress. These include, among other things, the acceptance of new products, economic conditions and the competitive market environment, all of which contain elements of uncertainty. Please refer to the Cautionary Statements contained in the Company’s 10-K and 10-Q filings for a more detailed explanation of the inherent limitations in such forward-looking statements.

The unaudited consolidated income statement data follows.
(Millions, except per share amounts)

                                                   Three Months Ended
                                                         March 31
                                                    -----------------
                                                   2004           2003
                                                   ----           ----

Net Sales                                        $2,235         $1,971
                                                 ======         ======

Profit from Operations                           $  556         $  380
                                                 ======         ======

Income before Income Taxes                       $  530         $  376

Income Taxes                                     $  154         $  113
                                                 ------         ------
Net Income                                       $  376         $  263
                                                 ======         ======

Net Income per Common Share:
     Basic                                       $ .37          $  .25
                                                 -----          ------
     Assuming Full Dilution                      $ .37          $  .25
                                                 -----          ------
Average Number of Common Shares Outstanding:
     Basic                                       1,005           1,035
     Assuming Full Dilution                      1,012           1,037

The data reported above are based on unaudited statements of income, and include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

# # #

The unaudited consolidated balance sheet data follows.
(Millions)

                                                       March 31,         December 31,         March 31,
                                                          2004                2003               2003
                                                       ---------         ------------         ---------

Cash and Cash Equivalents                                  $645               $681               $ 510
Net Trade Accounts Receivable                               850                920               1,036
Inventories                                               1,266              1,094               1,066
Other Current Assets                                        831                955                 878
Net Property, Plant and Equipment                         3,559              3,642               3,473
Other Assets, Including Goodwill and
     Intangibles                                          2,591              2,663               2,484
                                                          -----              -----               -----
Total Assets                                            $ 9,742            $ 9,955             $ 9,447
                                                        =======            =======             =======

Total Debt                                               $3,050            $ 3,312             $ 3,730
Other Current Liabilities                                 2,799              2,799               2,292
Other Noncurrent Liabilities                              1,591              1,620               1,506

Stockholders’ Equity, before Treasury Stock               9,155              8,889               8,018
Treasury Stock                                           (6,853)            (6,665)             (6,099)
                                                          -----              -----               -----
Stockholders’ Equity                                      2,302              2,224               1,919
                                                          -----              -----               -----
Total Liabilities and Stockholders’ Equity               $9,742             $9,955              $9,447
                                                         ======             ======              ======

The data reported above for March 31, 2004 and March 31, 2003 are based on unaudited balance sheets, and include all adjustments that the Company considers necessary for a fair presentation of financial position for these periods.

# # #

Free cash flow, defined as net cash provided by operating activities net of additions to and disposals of property, plant and equipment, is analyzed by the Company as a measure of its liquidity, as well as its ability to fund future growth and to provide a return to shareholders. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. A reconciliation of free cash flow to the increase in cash and cash equivalents in accordance with Generally Accepted Accounting Principles (GAAP) follows.

(Millions)                                     Three Months Ended March 31,
                                        --------------------------------------------
                                              2004                 2003
                                        --------------------------------------------

                                              Free      GAAP       Free        GAAP
                                              Cash      Cash       Cash        Cash
                                              Flow      Flow       Flow        Flow
Net Cash Provided by
Operating Activities                          $516      $516       $535        $535
Additions to property, plant and               (91)                 (48)
equipment (A)
Disposals of property, plant and                 7                   11
equipment (B)
Free Cash Flow                                $432                 $498

Net Cash Used in Investing
Activities (C*)                                         $(83)                  $(37)

Net Cash Used in Financing
Activities**                                           $(468)                 $(790)

Effect of Exchange Rate Changes on                        (1)                     1
Cash
Decrease in Cash and Cash
Equivalents (GAAP basis)                                $(36)                 $(291)
                                                        =====                 ======

* C is the sum of A, B, and other investing activities of $1 million and $0 in the periods ended March 31, 2004 and March 31, 2003, respectively.
** The three month periods ended March 31, 2004 and March 31, 2003 include share repurchases of $188 million and $706 million, respectively.

The data reported above are based on unaudited statements of cash flows, and include all adjustments that the Company considers necessary for a fair presentation of results for these periods.